EXHIBIT 5.1

LORI B. METROCK, SHAREHOLDER Direct Dial: 615.726.5768 Direct Fax: 615.744.5768 E-Mail Address: lmetrock@bakerdonelson.com	BAKER DONELSON CENTER, SUITE 800 211 COMMERCE STREET NASHVILLE, TENNESSEE 37201 MAILING ADDRESS: P.O. BOX 190613 NASHVILLE, TENNESSEE 37219 PHONE: 615.726.5600 FAX: 615.726.0464
www.bakerdonelson.com

November 30, 2015

Board of Directors

Franklin Financial Network, Inc.

722 Columbia Avenue

Franklin, Tennessee 37064

Ladies and Gentlemen:

We have acted as counsel to Franklin Financial Network, Inc., a Tennessee corporation (the “Company”), in connection with the registration of the sale from time to time (i) by the selling shareholders and any of their pledges, donees, transferees or other successors in interest (collectively, the “Selling Common Shareholders”) of up to an aggregate 1,690,598 shares of the Company’s common stock, no par value per share (the “Common Shares”), and (ii) by the United States Department of the Treasury (the “Treasury”) and any of its pledges, donees, transferees or other successors in interest (collectively, the “Selling Preferred Shareholder,” and together with the Selling Common Shareholders, the “Selling Shareholders”) of up to an aggregate 10,000 shares (the “Preferred Shares,” and together with the Common Shares, the “Shares”) of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series A, no par value per share (the “Preferred Stock”). The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Shares. We have been asked by the Company to render this opinion.

The securities covered by the Registration Statement also include depositary shares (the “Depositary Shares”) representing fractional interests in the Preferred Stock, which may be resold in lieu of whole shares of the Preferred Stock in the event the Treasury requests that the Company deposit the Preferred Stock held by the Treasury with a depositary under a depositary arrangement entered into in accordance with the terms of that certain Securities Purchase Agreement, dated as of September 22, 2011, between the Company and the Treasury (the “Securities Purchase Agreement”).

We have examined and relied on originals or copies certified or otherwise identified to our satisfaction of (a) the Registration Statement, (b) the Company’s Charter, as amended, in effect as of the date hereof, (c) the Company’s Amended and Restated Bylaws, as amended, in effect as of the date hereof, (d) the Securities Purchase Agreement, (e) certain resolutions adopted by the board of directors of the Company (the “Board”), and (f) such other documents, records, certificates, memoranda and other instruments as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, we have assumed the genuineness of all signatures on, and the authenticity and accuracy of, all documents and records

Exhibit 5.1

submitted to us as copies, the truthfulness of all statements of fact contained therein, the due authorization, execution and delivery by the parties thereto of all documents and instruments examined by us, and that, to the extent such documents and instruments purport to constitute agreements of such parties, they constitute valid, binding and enforceable obligations of such parties.

Based on the foregoing, and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1. The Shares to be sold by the Selling Shareholders have been validly issued and are fully paid and nonassessable; and

2. With respect to any Depositary Shares, when (a) the Board has taken all necessary corporate action to approve the issuance and terms of such Depositary Shares, the terms, execution and delivery of the deposit agreement relating to the Depositary Shares (the “Deposit Agreement”), the terms of the offering thereof and related matters, (b) the Deposit Agreement has been duly authorized and validly executed and delivered by the Company and the depositary thereunder, (c) the shares of Preferred Stock underlying the Depositary Shares have been deposited with the depositary in accordance with the Deposit Agreement, and (d) depositary receipts for such Depositary Shares have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Deposit Agreement and the applicable definitive purchase, underwriting or similar agreement approved by the Board, upon payment of the consideration therefor provided for therein, such Depositary Shares will be validly issued and the depositary receipts will entitle the holders thereof to the rights specified therein and in the Deposit Agreement.

The foregoing opinion is based on and is limited to the laws of the State of Tennessee and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the references to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC

By:	/s/ Lori B. Metrock
Lori B. Metrock Authorized Representative

Exhibit 5.1